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                                                                    EXHIBIT 12.1


                       STATEMENT RE COMPUTATION OF RATIOS


                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth our earnings to fixed charges on a consolidated, historical basis for each of the periods indicated:

                                         MARCH 31,                       YEAR ENDED DECEMBER 31,
                                    -------------------   -----------------------------------------------------
                                      2003       2002       2002        2001       2000       1999       1998
                                    --------   --------   ---------   --------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT RATIOS)
Earnings:
Income (loss) before income tax
  expense.........................  $(87,900)  $(52,400)  $(101,800)  $(63,515)  $(26,905)  $213,003   $205,716
Less: Capitalized interest........      (786)      (210)     (2,646)   (10,612)   (17,684)   (12,632)    (7,040)
Add:
Interest on indebtedness..........    11,158     11,892      46,261     47,429     36,046     16,339     21,184
Amortization of debt expense......       221        202         815        703        330        440        682
Amortization of capitalized
  interest........................     1,210      1,245       4,993      5,013      4,736      4,663      4,593
Portion of rent under long-term
  operating leases representative
  of an interest factor...........    22,951     21,870      91,356     84,161     80,313     82,505     80,547
                                    --------   --------   ---------   --------   --------   --------   --------
Earnings Available for Fixed
  Charges.........................  $(53,146)  $(17,401)  $  38,979   $ 63,179   $ 76,836   $304,318   $305,682
                                    ========   ========   =========   ========   ========   ========   ========
Fixed Charges:
Interest..........................  $ 11,158   $ 11,892   $  46,261   $ 47,429   $ 36,046   $ 16,339   $ 21,184
Amortization of debt expense......       221        202         815        703        330        440        682
Portion of rent under long-term
  operating leases representative
  of an interest factor...........    22,951     21,870      91,356     84,161     80,313     82,505     80,547
                                    --------   --------   ---------   --------   --------   --------   --------
Total Fixed Charges...............  $ 34,330   $ 33,964   $ 138,432   $132,293   $116,689   $ 99,284   $102,413
                                    ========   ========   =========   ========   ========   ========   ========
Ratio of Earnings to Fixed
  Charges.........................     (1.55)     (0.51)       0.28       0.48       0.66       3.07       2.98
                                    ========   ========   =========   ========   ========   ========   ========
Coverage Deficiency...............  $ 87,476   $ 51,365   $  99,453   $ 69,114   $ 39,853         --         --
                                    ========   ========   =========   ========   ========   ========   ========